EXHIBIT INDEX

(a)(1) Agreement and Declaration of Trust of AXP California Tax-Exempt Trust, dated April 7, 1986 and amended on March 6, 1995 and June 18, 1999.

(a)(2) Certificate of Amendment to the Agreement and Declaration of Trust of AXP California Tax-Exempt Trust, dated Nov. 14, 2002.

(q)(1) Directors/Trustees' Power of Attorney to sign Amendments to this Registration Statement, dated Nov. 11, 2004.